December 18, 2000

     Dear NUI Shareholder:

     We are pleased to invite you to attend the Company's 2001 Annual Meeting of Shareholders, which will be held at 10:30 a.m. on Tuesday, January 23, 2001 at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey.

     At the Annual Meeting, we will consider the election of three directors and the appointment of Arthur Andersen LLP as our independent public accountants for the fiscal year ending September 30, 2001.

     We will also review the Company's financial results for fiscal year 2000 and discuss our progress toward achieving our mission of growing and expanding innovative distribution channels to provide valued products and services.

     Please remember to complete, sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided. You may also vote by telephone or over the Internet by following the instructions provided. Your vote is important to us.

     We look forward to seeing you on January 23.

     Sincerely,

          John Kean                John Kean, Jr.
          Chairman of the Board    President and Chief Executive Officer






     NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     To be held on January 23, 2001 at 10:30 a.m.

     TO THE SHAREHOLDERS:

     The Annual Meeting of Shareholders of NUI Corporation will be held at 10:30 a.m. on Tuesday, January 23, 2001, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey for the following purposes:

     1. To elect three (3) directors for three-year terms expiring in 2004;

     2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 2001; and

     3. To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on December 11, 2000 shall be entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     By Order of the Board of Directors
     James R. Van Horn
     Chief Administrative Officer,
     General Counsel and Secretary
     December 18, 2000




     Your vote is important. Please complete, sign and date the enclosed proxy card and return it promptly in the postage prepaid envelope provided. You may also vote by telephone or over the Internet by following the instructions provided.


     NUI CORPORATION
     550 Route 202-206, P.O. Box 760
     Bedminster, New Jersey 07921-0760

     PROXY STATEMENT

     This proxy statement is being furnished to shareholders in connection with the solicitation by the Board of Directors of NUI Corporation, a New Jersey corporation (hereinafter referred to as the "Company" or "NUI") of proxies to be voted at the Annual Meeting of shareholders to be held on Tuesday, January 23, 2001 and at any adjournment or postponement thereof (the "Annual Meeting"). This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about December 18, 2000.


     Record Date, Shareholders Entitled to Vote and Vote Required

     Only shareholders of record of the Company's common stock (the
     "Common Stock"), no par value, at the close of business on December 11, 2000 are entitled to notice of and to vote at the Annual Meeting.
     As of December 11, 2000 there were outstanding 12,979,793 shares of Common Stock entitled to notice of and to vote at the Annual Meeting. These shares were held by 5,670 shareholders of record.


     The presence of a majority of the outstanding shares of Common Stock, either in person or by proxy, is necessary to constitute a quorum at the Annual Meeting. Each holder of Common Stock is entitled to one vote for each share held. The Company's By-Laws require the affirmative vote of a plurality of the votes cast at the Annual Meeting for the election of directors. The affirmative vote of the majority of the votes cast is required to ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants.

     Solicitation, Revocation and Voting of Proxies

     This solicitation is made on behalf of the Board of Directors of the Company. The cost of soliciting these proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company and its subsidiaries may solicit proxies for the Annual Meeting from the Company's shareholders personally or by telephone or telegram without additional remuneration. The Company will also provide persons, firms, banks and companies holding shares in their names or in the names of nominees which are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses related to such transmittal. The Company has retained the firm of D.F. King & Co., Inc. to assist in the solicitation of proxies at a cost of $6,500 plus expenses.

     The form of proxy enclosed is for use at the Annual Meeting. Any proxy given pursuant to this solicitation may be revoked at any time prior to its use by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company at the above address, or by attending the Annual Meeting and voting in person. All shares represented by valid proxies will be voted at the Annual Meeting in the manner indicated on the proxies. If no contrary instructions are indicated, such proxies will be voted FOR the election of each of the nominees to the Board of Directors and FOR the ratification of Arthur Andersen LLP as independent public accountants for the fiscal year ending September 30, 2001.


     Broker non-votes and abstentions are not treated as votes cast for purposes of any of the matters to be voted on at the Annual Meeting.

     PROPOSAL NUMBER ONE: ELECTION OF DIRECTORS

     The By-Laws of the Company provide that the Board of Directors shall consist of no less than eight nor more than 25 directors. The Company currently has eight directors. The By-Laws also provide that the Board of Directors shall be divided into three classes, with directors in each class serving three-year terms. Approximately one-third of the Board of Directors is elected each year. The By-Laws provide that no individual may be elected a director after having attained his or her seventy-second birthday, although directors who reach the age of 72 during a term may continue to serve until the expiration of the term.

     It is the intention of the persons named as proxies to vote in favor of John Kean, John Kean, Jr. and Bernard S. Lee as directors of the Company for three-year terms expiring at the 2004 Annual Meeting of Shareholders or until their successors are elected and shall qualify, unless otherwise directed by the shareholder on the proxy. Messrs. Kean and Kean, Jr. and Dr. Lee were last elected to the Board at the 1998 Annual Meeting of Shareholders.

     While it is anticipated that the nominees will be able to serve, if any nominee is unable or declines to serve as a director at the time of the Annual Meeting, proxies will be voted for any nominee who may be designated by the Board of Directors to fill the vacancy. The By-Laws of the Company provide that specific advance notification and information requirements must be satisfied in order for a shareholder to nominate an individual for election to the Board. No such nominations have been made. Information concerning these requirements may be obtained by writing to the Secretary of the Company.

     Nominees for Election


     Set forth below is information concerning the age, current term, committee memberships, the period served as a director and business experience during the past five years with respect to each director nominee:

     John Kean, age 71

     Current term expires in 2001
     Chairman of the Board of Directors
     Member of the Executive and Investment Committees

     Mr. Kean has served as a director since 1969. He served as Chief Executive Officer of the Company from 1969 until his retirement in April 1995, holding the positions of Chairman of the Board since October 1994 and President from 1969 until October 1994.

     John Kean, Jr., age 43

     Current term expires in 2001
     President and Chief Executive Officer
     Member of the Executive Committee

     Mr. Kean has served as a director since 1995. He has served as President and Chief Executive Officer of the Company since April 1995. From October 1994 through March 1995, he served as President and Chief Operating Officer. Mr. Kean serves as a trustee for the Morristown Beard School, Liberty Hall Foundation and Kean University Foundation. He is also a member of the Board of the American Gas Association, the United States trade association for the natural gas industry.

     Dr. Bernard S. Lee, age 66

     Current term expires in 2001
     Member of the Audit and Compensation Committees

     Dr. Lee has served as a director since 1992. He was President and Chief Executive Officer of the Institute of Gas Technology ("IGT"), a member of IGT Board of Trustees and Executive Committee, as well as Chairman, M-C Power Corp., a majority-owned subsidiary of IGT, until his retirement in 1999. Dr. Lee is also a director of Peerless Mfg. Co. and National Fuel Gas Company.


     Continuing Board Members

     Set forth below is information concerning the age, current term, committee memberships, the period served as director and business experience during the past five years with respect to those members of the Board of Directors whose current terms of office extend beyond 2001:


     Dr. Vera King Farris, age 60

     Current term expires in 2002
     Member of the Compensation and Investment Committees

     Dr. Farris has served as a director of the Company since 1994. She is President of The Richard Stockton College of New Jersey. She also serves as a director of Advantica Corporation, Inc. (previously Flagstar Companies, Inc.) and is a member of the boards of numerous educational and civic organizations.

     James J. Forese, age 64

     Current term expires in 2003
     Member of the Audit, Compensation and Executive Committees

     Mr. Forese has served as a director of the Company since 1978. He has served as Chairman, CEO and a director of IKON Office Solutions (office equipment and supply systems) since May 2000. From January 1997 through April 2000, he served as Executive Vice President and President, International Operations, IKON Office Solutions. From January 1996 to December 1996, he served as Executive Vice President, Chief Operating Officer and a director of Alco Standard Corp. (office equipment and supply systems). From October 1993 through December 1995, he served as General Manager of Customer Financing for International Business Machines Corporation ("IBM") and as Chairman of IBM Credit Corporation. Mr. Forese also serves as a director of American Management Systems, Inc. and Cereva Networks.

     J. Russell Hawkins, age 45

     Current term expires in 2002
     Member of Audit and Compensation Committees

     Mr. Hawkins has served as a director of the Company since 1998. He has served as President, CEO and a director of Paragon Networks, Inc. (designer and manufacturer of innovative access products for use in wide area network systems) since September 1996. Prior thereto, he served as Managing Director of Lucent Technologies (formerly AT&T).

     R. Van Whisnand, age 56

     Current term expires in 2003
     Member of the Compensation, Investment and Executive Committees

     Mr. Whisnand has served as a director since 1982. He has served as Managing Partner of Osprey Partners Investment Management, LLC (investment management) since September 1998. From March 1995 through August 1998, he served as principal of Fox Asset Management
     (investment management). Mr. Whisnand also serves as a director of Rumson-Fair Haven Bank.

     John Winthrop, age 64

     Current term expires in 2002
     Member of the Audit, Investment and Executive Committees

     Mr. Winthrop has served as a director since 1978. He is President of John Winthrop & Co., Inc. and a partner of Winthrop Melhado Flynn (both investment management firms). He also serves as a director of the American Farmland Trust, the Pioneer Funds and the Palmetto Project, Charleston, SC.

     MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors holds regular meetings every other month and special meetings as necessary from time to time. The Board held five meetings during fiscal year 2000. During the year, total attendance at Board and Committee meetings was 94%. No member of the Board attended fewer than 80% of the aggregate of meetings of the Board and meetings of Committees on which such director served. The Board has an Executive, Audit, Compensation and Investment Committee and does not have a Nominating Committee. Information on the Committees of the Board is set forth below.


     The Executive Committee has the authority (with certain exceptions) to take such actions as the Board of Directors is authorized to take. The Committee does not hold regularly scheduled meetings, but remains on call. The Committee held no meetings during fiscal year 2000. The current members of the Executive Committee are James J. Forese, John Kean (Chairman), John Kean, Jr., R. Van Whisnand and John Winthrop.

     The Audit Committee is responsible for overseeing and monitoring management as it carries out its responsibility over the Company's internal controls and financial reporting process. The Committee also oversees and monitors the independent accountants as they carry out their responsibility for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards. Each member of the Committee meets the standards of independence for Audit Committee members established by the New York Stock Exchange. For more information on the role and activities of the Committee, please see "Audit Committee Report" located later in this proxy statement. The Committee met four times during fiscal year 2000. The current members of the Audit Committee are James J. Forese (Chairman), J. Russell Hawkins, Bernard S. Lee and John Winthrop.


     The Investment Committee has the responsibility to oversee the investment of assets held by the Company's retirement plans. The Committee selects investment managers, establishes guidelines under which they operate and reviews their performance. The Committee met three times during fiscal year 2000. The current members of the Investment Committee are Vera King Farris, John Kean, R. Van Whisnand and John Winthrop (Chairman).


     The Compensation Committee has the responsibility to review and make recommendations to the Board of Directors regarding the annual salaries and cash bonuses to be paid to officers of the Company and its subsidiaries; to review and make recommendations to the Board concerning the Company's executive compensation policies, practices and objectives; to administer the Company's 1996 Stock Option and Stock Award Plan (the "Stock Plan"); to make grants and awards under the Stock Plan; and to establish vesting and other criteria applicable to any such grants and awards. The Committee met three times in fiscal year 2000. For additional information on the role and activities of the Committee, please see "Compensation Committee Report on Executive Compensation" located later in this proxy statement. The current members of the Compensation Committee are Vera King Farris, James J. Forese, J. Russell Hawkins, Bernard S. Lee and
     R. Van Whisnand (Chairman).

     COMPENSATION OF DIRECTORS

     The compensation program for directors is designed to closely align the interests of directors with the interests of shareholders. Each non-employee director of the Company (with the exception of John
     Kean) is paid a retainer fee in stock, pursuant to the Company's Stock Plan, that consists of a deferred grant of shares of Common Stock. The number of shares of Common Stock to be allocated to the accounts of such non-employee directors is determined by dividing the annual Board retainer (plus the annual Committee Chair retainer, if applicable) by the fair market value of the Common Stock on the date of the annual organization meeting of the Board. Currently, the annual Board retainer for non-employee directors is $20,000 and the annual Chair retainer is $3,000. In addition to these shares, the accounts of non-employee directors are credited on each Common Stock dividend payment date with that number of additional shares that could have been purchased on the accrued shares in the account had the shares been issued and the dividends reinvested. The shares accrued to a director are issued upon the director's retirement or other termination of the director's service as a member of the Board.

     As of September 30, 2000, the total deferred grants for non-employee directors provide for the issuance of 38,595 shares of Common Stock. These shares are issuable as follows: James J. Forese and R. Van Whisnand, 8,461 shares each; John Winthrop, 7,708 shares; Bernard S. Lee, 6,804 shares; Vera King Farris, 5,439 shares; and J. Russell Hawkins, 1,720 shares. In addition to these retainers, non-employee directors (with the exception of John Kean) are paid $1,000 for attendance at each regular or special meeting of the Board of Directors and any Committee thereof.

     The Company is party to a Consulting Agreement with John Kean, who retired as Chief Executive Officer of the Company effective April 1, 1995. The Agreement has a three-year term and expires on March 31, 2001. Under the Agreement, Mr. Kean provides consulting services to the Company for up to 110 hours each calendar month. The Agreement requires Mr. Kean to devote sufficient time and effort to perform such duties as may be assigned by the Company or the Board of Directors from time to time. During the term of the Agreement, if Mr. Kean remains a director, he shall hold the position of Chairman of the Board. In consideration of the services rendered under the Agreement, the Company provides Mr. Kean with an annual fee of $150,000; office space; clerical support; expense reimbursement; and life, health and medical coverages similar to those previously provided to him when he was an employee of the Company. Other than amounts paid and the benefits provided under the Agreement, Mr. Kean does not receive any additional compensation for serving on the Board or Committees of the Board of the Company, its divisions or subsidiaries. The Agreement will terminate automatically in the event of Mr. Kean's death and may be terminated by the Company for cause or if Mr. Kean should become disabled. Mr. Kean may terminate the Agreement for "Good Reason" (as defined in the Agreement) following a change in control of the Company, upon the impairment of his health, or upon thirty days prior written notice. Upon a change in control of the Company, the Agreement is automatically extended for three years following such change in control. In addition, if, following a change in control, the Agreement is terminated by Mr. Kean for Good Reason or by the Company (or its successor) other than as a result of Mr. Kean's disability or for cause, Mr. Kean shall be entitled to receive
     (i) an amount equal to the amounts which would have otherwise been paid to him if the Agreement had remained in effect through its term,
     (ii) the continuation of benefits through the term of the Agreement, and (iii) an amount, if necessary, in order to offset the impact of the application of any excise tax imposed under the Internal Revenue Code upon the value of such payments and benefits.

     The Company has in effect a retirement plan for directors. To be eligible for retirement benefits under the Plan, a director must have served as a director for at least ten years, with a minimum of five years of service as a non-employee of the Company and its subsidiaries. An eligible participant in the Plan will be paid, upon retirement at or after age 70, an annual retirement benefit for life equal to the value of the annual Board retainer in effect at the time of the director's retirement, subject to a minimum annual benefit of $8,000.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Proxy disclosure rules require the Company to report certain relationships involving the Company in which members of the Compensation Committee have a direct or indirect material interest. Also required is disclosure of interlocking relationships among Compensation Committee members and those executive officers of the Company, if any, who also serve as members of Compensation Committees or executive officers at other companies. The purpose of these requirements is to allow shareholders to assess the independence of the Company's Compensation Committee members in making executive compensation decisions and recommendations. While the Company has had transactions with companies and firms with which certain members of the Compensation Committee are, or at some point during fiscal year 2000 were, affiliated as an officer and/or director, there are no such relationships in which members of the Committee have a direct or indirect material interest. In addition, there are no interlocking relationships of the nature described above involving members of the Compensation Committee. The members of the Compensation Committee are Vera King Farris, James J. Forese, J. Russell Hawkins, Bernard S. Lee and R. Van Whisnand (Chairman).

     TRANSACTIONS WITH MANAGEMENT

     Companies and firms with which certain directors are, or during fiscal year 2000 were, affiliated as an officer and/or director had transactions in the ordinary course of business with the Company during fiscal year 2000 and similar transactions are expected to occur in the future. Except as discussed in the next paragraph, none of these directors had a direct or indirect material interest in such transactions. The companies or firms involved in these transactions and the related directors are: E'Town Corporation and Elizabethtown Water Company (John Kean), Institute of Gas Technology (John Kean, Jr. and Bernard S. Lee), and IKON Office Solutions (James J. Forese).


     In 1987, Elizabethtown Gas Company entered into an agreement of lease with Liberty Hall Joint Venture for the occupancy of approximately 160,000 square feet of a 200,000 square foot office building in Union, New Jersey. In April 2000, the lease was amended to increase the amount of space to be leased by NUI Corporation, as successor to Elizabethtown Gas Company, to 200,000 square feet. The Joint Venture participants are Cali Liberty Hall Associates (a New Jersey general partnership) and a Kean family trust of which John Kean is a trustee. All negotiations relative to the lease were conducted between NUI Corporation and Cali Liberty Hall Associates. No person involved with the Kean family trust participated in such discussions. In accordance with the amended lease, the annual base rent is approximately $3.2 million from 2000 through 2005, $3.4 million from 2006 through 2010, $3.6 million from 2011 through 2015, $3.9 million from 2016 through 2020 and $4.2 million from 2021 through 2022.

     Family Relationships

     John Kean is the father of John Kean, Jr.

     The Board of Directors recommends shareholders vote FOR the election of the director nominees listed above. Proxies solicited by management will be voted FOR the election of all director nominees unless contrary voting instructions are indicated.

     PROPOSAL NUMBER TWO: RATIFICATION OF AUDITORS

     The accounting firm of Arthur Andersen LLP, 1345 Avenue of the Americas, New York, N.Y. 10105 has been selected by the Board of Directors, upon the recommendation of its Audit Committee, to serve as independent public accountants for the Company and its subsidiaries for the fiscal year ending September 30, 2001. This firm has served as auditors for the Company since 1969. It is expected that representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.


     The Board of Directors has unanimously approved the appointment of Arthur Andersen LLP and recommends shareholders vote FOR the ratification of this appointment. Proxies solicited by management will be voted FOR this proposal unless a vote against this proposal or abstention is specifically indicated. In the event of an insufficient number of votes to ratify this appointment, the Board of Directors will reconsider its selection of Arthur Andersen LLP as independent public accountants.

     AUDIT COMMITTEE REPORT

     The Audit Committee of the Company's Board of Directors is comprised of four independent directors and operates under a written charter adopted by the Board of Directors (which is attached to this proxy statement as Exhibit A). The members of the Committee are James J. Forese (Chair), J. Russell Hawkins, Bernard S. Lee and John Winthrop. The Committee recommends to the Board of Directors, subject to shareholder ratification, the selection of the Companys' independent accountants. Management is responsible for the Company's internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee's responsibility is to monitor and oversee these processes. In this context, the Committee has met and held discussions with management and the independent accountants.

     Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Company's independent accountants also provided to the Committee the written disclosures required by Independence

     Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent accountants that firms' independence.

     Based upon the Committee's discussion with management and the independent accountants, the Committee's review of the representation of management, and the report of the independent accountants to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended September 30, 2000.

     Members of the Audit Committee
     James J. Forese, Chairman
     J. Russell Hawkins
     Bernard S. Lee
     John Winthrop

     OWNERSHIP OF VOTING SECURITIES BY CERTAIN BENEFICIAL OWNERS AND
     MANAGEMENT

     Security Ownership of Certain Beneficial Owners. The Company's management is aware of only the following shareholder who owns beneficially more than five percent of the Company's Common Stock.

      Name and Address of
      Beneficial Owner                 Number of Shares   Percent of Class

      Fiduciary Trust Company
      International                       708,612             5.48%
      Two World Trade Center
      New York, NY  10048

     Security Ownership of Management. The following table shows, as of November 30, 2000, the number of shares and percent of the outstanding Common Stock beneficially owned by each director and each executive officer listed in the Summary Compensation Table, and all directors and executive officers of the Company as a group:

                                              Number of        Percent
      Title of Class      Beneficial Owner    Shares (1)(2)    of Class

      Common Stock        A. Mark Abramovic     34,067           *
                          Michael J. Behan      15,305           *
                          Vera King Farris       5,898           *
                          James J. Forese        8,611           *
                          J. Russell Hawkins     1,721           *
                          John Kean            431,277 (3)      3.33%
                          John Kean, Jr.       137,918          1.06%
                          Bernard S. Lee        15,213 (4)       *
                          Robert F. Lurie       18,225           *
                          James R. Van Horn     23,427           *
                          R. Van Whisnand       10,111           *
                          John Winthrop         19,021           *

                          12 Directors and
                          executive officers
                          as a group           720,794          5.57%

     *    Less than 1.0%.

     (1) Includes (a) the number of shares of Common Stock issuable to non-employee directors upon termination of board service in payment for their annual Board and Committee chair retainers, as follows:
     James J. Forese and R. Van Whisnand, 8,461 shares each; John Winthrop, 7,708 shares; Bernard S. Lee, 6,804 shares; Vera King Farris, 5,439 shares; J. Russell Hawkins, 1,721 shares; and all directors as a group, 38,595 shares; (b) shares of restricted stock, as follows: A. Mark Abramovic, 24,017 shares; Michael J. Behan, 9,340 shares; John Kean, Jr., 52,400 shares; Robert F. Lurie, 8,047 shares; James R. Van Horn, 9,389 shares; and all directors and officers as a group, 141,788 shares.

     (2) Except as noted, each beneficial owner indicated has sole voting and investment power with respect to the shares indicated next to such person's name.

     (3) Includes 157,407 shares over which John Kean has shared voting and investment power as a co-trustee under various trusts for the benefit of members of the Kean family.

     (4)  Includes 1,000 shares held by Dr. Lee's wife.

     EXECUTIVE OFFICERS

     The following information is provided with respect to each executive officer of the Company. Officers are elected annually at the first meeting of the board of directors following the Annual Meeting. There are no arrangements or understandings between any officer and any other person pursuant to which the officer was selected.

     John Kean, Jr., age 43
     President and Chief Executive Officer

     Since April 1995 Mr. Kean has served as President and Chief Executive Officer of the Company. From October 1994 through March 1995, he served as President and Chief Operating Officer. Prior thereto, he served as Executive Vice President of Elizabethtown Gas Company.

     A. Mark Abramovic, age 52
     Senior Vice President, Chief Operating Officer and Chief Financial
     Officer

     Mr. Abramovic has served as Senior Vice President and Chief Financial Officer since September 1997 and as Chief Operating Officer since May 1998. From 1993 to August 1997, he served as Senior Vice President and Chief Financial Officer of Equitable Resources, Inc.


     Michael J. Behan, age 54
     Vice President-New Ventures

     Mr. Behan has served as Vice President since March 1993. He also serves as President of NUI Environmental Group, Inc.
     and Utility Business Services, Inc.

     Robert F. Lurie, age 43
     Vice President - Corporate Development and Treasurer

     Mr. Lurie has served as Vice President - Corporate
     Development since March 1997 and Treasurer since 1994.

     James R. Van Horn, age 44
     Chief Administrative Officer, General Counsel and Secretary

     Mr. Van Horn has served as Chief Administrative Officer since May 1998 and as General Counsel and Secretary as 1995.

     COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            The Compensation Committee of the Board of Directors (the "Committee") is comprised of five independent, non-employee directors. The Committee has the responsibility of making recommendations to the Board concerning the Company's executive compensation policies, practices and objectives. The Committee makes recommendations to the Board concerning base salary levels and cash bonus awards for the officers of the Company and its subsidiaries, and it administers the Company's 1996
      Stock Option and Stock Award Plan (the "Stock Plan"), making grants and awards under the Stock Plan to selected key employees in its discretion.

            In discharging its responsibilities, the Committee draws upon various resources, including but not limited to the varied business experiences and knowledge of Committee members and other non-employee directors in the area of executive compensation and the advice of independent compensation experts. These resources allow the Committee to stay abreast of current trends and developments in executive compensation and provide valuable guidance to the Committee in making decisions and recommendations to the Board of Directors.


            The Committee strongly believes that the executive compensation program should be designed to align the interests of management closely with the interests of shareholders and to tie compensation levels to the performance of the Company and the achievement of long-term and short-term goals and objectives. The Committee also recognizes the importance of a strong executive compensation program to attracting and retaining qualified executives. Accordingly, the program is designed to provide:

            - short-term incentives for individual and Company performance through the payment of cash bonuses;

            - long-term incentives for enhancing shareholder value through equity-based compensation which is earned upon the achievement of specific Company performance goals; and

            - the Company with the ability to attract, motivate and retain key executives who are critical to the success of the Company through the payment of competitive base salaries, the opportunity to earn incentive compensation and through the provision of a competitive benefits package.

            The components of the Company's executive compensation program are base salary, annual cash bonuses, long-term incentive compensation and various benefits. Long-term compensation is comprised of grants and awards under the Company's Stock Plan pursuant to which the Committee may make stock awards and grants of restricted stock, stock options and stock appreciation rights. The benefits provided to executives include medical, retirement, and savings plans that are available to employees generally, and supplementary medical and retirement plans that are not available to employees generally.

            In making determinations for long-term performance-based restricted stock grants, and in establishing recommendations to be made to the Board of Directors for increases in base salary and for cash bonuses for the Company executives, the Committee considers data provided by independent compensation experts for the purpose of determining competitive levels of total compensation for each Company executive. The Committee's objective is to develop a total compensation program that is competitive in the marketplace and provides significant incentive to increase shareholder value. Accordingly, the mix of compensation for executive officers will generally consist of:

            - a base salary that is within the range for similar positions in the marketplace;

            - cash bonuses which are generally in line with the competitive midpoint for similar positions in the marketplace; and

            - long-term incentive grants of restricted stock that are generally above the midpoint for similar positions in the marketplace.


            While the Committee believes it is important to ensure that total compensation levels for each executive are competitive, it also believes that the mix of compensation should be weighted toward variable components that provide a significant incentive for the achievement of the Company's financial performance objectives.

            In order to further align management's interest with NUI shareholders, the Board of Directors has implemented the following recommendations to establish minimum stock ownership requirements for both officers and directors:

            - the Chief Executive Officer must own company Common Stock with a market value equal to a minimum of four times his then current base salary;

            - other executive officers must own Common Stock with a market value equal to a minimum of two times their then current base salary;

            - non-executive officers must own Common Stock with a market value equal to their then current base salary;

            - only shares which are owned outright by these officers will be included in determining their compliance with these requirements;

            - shares of restricted Common Stock that have not vested, as well as shares that have not yet vested under NUI's benefit plans, are not included in determining compliance;

            - members of the Board of Directors are required to own shares of Common Stock with a market value equal to a minimum of six times the then current value of the Board's annual retainer (this would be equivalent to $120,000 based upon the current retainer of $20,000 in a deferred grant of Common Stock paid to members of the Board); and

            - for purposes of determining compliance with this requirement, shares owned outright by directors will be combined with any shares credited to their deferred stock accounts in accordance with the Stock Plan.

            These minimum stock ownership requirements were instituted in 1996 and officers and directors were given six years to comply. The Committee regularly monitors the progress of officers and directors toward compliance.

            Consistent with the Committee's overall objective of aligning the interests of management with the interests of shareholders and providing an incentive for the enhancement of shareholder value, the Committee made grants of restricted Common Stock for fiscal year 2000 to certain key employees of the Company, including the officers listed in the Summary Compensation Table. The terms of these grants require the Company to achieve specific goals for earnings per share growth during each of the next four fiscal years in order for the recipients to receive all of the granted shares of Common Stock. Ownership of the shares will vest 50% after two years, 25% after the third year and 25% after the fourth year, subject to the condition that the performance objectives have been attained. If minimum performance targets are not met, all shares related to the applicable performance period are forfeited. The Committee has the authority to make adjustments to these performance objectives if it deems such adjustments appropriate.

            Despite a warmer-than-normal winter, the Company achieved earnings per share of $2.07 in fiscal 2000; an increase of 7.3% over earnings per share in fiscal 1999. This increase in earnings per share, however, fell short of the Company's goal of achieving a ten percent earnings per share growth. As a result, shares totaling 27% of the shares of restricted Common Stock previously granted by the Committee, that were to vest upon the achievement of performance goals in fiscal 2000, were forfeited. In total, 17,611 shares of NUI Common Stock, with a market value of $527,238, were forfeited by the holders of restricted stock. Of this amount, 8,900 shares of Common Stock, with a market value of $266,448, were forfeited by those officers listed in the Summary Compensation Table.

            The compensation paid to John Kean, Jr., President and Chief Executive Officer, with respect to fiscal year 2000 is set forth in the Summary Compensation Table. Mr. Kean's salary increased by 18.6% in 2000 from the salary he received in 1999. Because Mr. Kean's salary is significantly lower than the bottom of the salary range for similar positions, the Committee has determined it appropriate to provide Mr. Kean with a series of salary increases that are intended to bring his salary in line with the competitive marketplace. The Committee believes that Mr. Kean's performance in fiscal year 2000 was largely responsible for the strong financial results achieved by NUI. Accordingly, Mr. Kean was awarded a cash bonus of $208,300. As noted above, the Committee strongly believes in performance-based compensation in order to provide an incentive to management to create shareholder value. In order to provide a future long-term incentive for Mr. Kean to lead the Company to continually improved financial performance and to enhance shareholder value, the Committee granted him 20,000 shares of restricted Common Stock, which is reflected in the Summary Compensation Table. In order for Mr. Kean to obtain ownership of these shares, certain vesting and Company performance conditions must be satisfied. This restricted stock award is consistent with the Committee's objective of aligning the interests of management with the interests of shareholders.


            The Committee believes that the executive compensation program is well structured and provides maximum incentive for executives to continually improve the Company's the financial performance, as well as to attract, retain and motivate key officers, and to enhance shareholder wealth.

            Members of the Compensation Committee


            R. Van Whisnand, Chairman
            Vera King Farris
            James J. Forese
            J. Russell Hawkins
            Bernard S. Lee


            Performance Graph


            The graph below reflects the performance of the Company's Common Stock during the past five fiscal years and compares that performance with the performance of a broad market index, the S & P 500, and the performance of an industry index during that same period of time. The industry index is an index of natural gas distribution companies prepared by Edward D. Jones & Co. The chart below tracks the performance of an investment of $100 on October 1, 1995 and assumes the reinvestment of dividends. As reflected in this chart, during fiscal year 2000, the total return for NUI was 26.5%, as compared with a total return of 8% for the LDC Peer Group and 13.3% for the S&P 500.


            NUI TOTAL RETURN COMPARISON


                               1995    1996    1997    1998    1999    2000

            NUI                100.0   120.1   155.2   158.1   177.1    224.1
            LDC Peer Group     100.0   121.1   143.0   160.9   171.8    185.6
            S&P 500            100.0   120.3   168.9   184.3   235.5    266.8


            ANNUAL COMPENSATION, LONG-TERM COMPENSATION AND ALL OTHER
            COMPENSATION


            The following table summarizes the compensation paid during fiscal year 2000 to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers.

            Summary Compensation Table
                                   Annual Compensation             Long Term Compensation
                                 ---------------------------    ---------------------------
                                                                Restricted     All Other
       Name and Principal        Fiscal     Salary    Bonus     Stock Awards   Compensation
       Position                  Year        ($)       ($)      ($)(1)(2)      ($)(3)

       John Kean, Jr.            2000       $345,000  $208,300  $598,760       $6,624
       President and Chief       1999        290,775   210,000   523,120        5,784
       Executive Officer         1998        261,175       --    503,120        6,302

       A. Mark Abramovic         2000       $232,500  $132,000  $299,380       $6,180
       Senior Vice President     1999        204,250   137,940   235,404        5,742
       Chief Operating Officer   1998        190,000    47,500   226,404        6,175
       & Chief Financial
       Officer

       James R. Van Horn         2000       $182,225  $ 92,500  $104,783       $6,407
       Chief Administrative      1999        161,850   100,004    91,546        5,723
       Officer, General          1998        154,500    39,000    88,046        6,030
       Counsel and Secretary

       Robert F. Lurie           2000       $160,000  $ 59,500  $ 89,814       $4,800
       Vice President            1999        154,775    46,770    78,468        4,643
       Corporate Development     1998        146,475    30,280    75,468        4,426
       & Treasurer

       Michael J. Behan          2000       $159,400  $ 73,100  $104,783       $4,503
       Vice President,           1999        152,225    77,950    91,546        4,362
       New Ventures              1998        140,175    35,300    88,046        4,763

            --------------
            (1) Shares of restricted stock carry a significant risk of forfeiture. In order to earn all shares, earnings per share must increase at lease ten percent annually. The number of shares of restricted stock granted to the listed officers with respect to fiscal year 2000 is as follows: John Kean,
            Jr.: 20,000; A. Mark Abramovic: 10,000; James R. Van Horn:
            3,500; Robert F. Lurie: 3,000; and Michael J. Behan: 3,500. These shares will vest over a four-year period as follows:
            50% after two years, 25% after three years and 25% after four years. The value of the award is based upon the fair market price of the Common Stock at the date of grant. In 2000, awards were granted on November 27, 2000 and the fair market price for the Common Stock was $29.938.

            (2) Since the Company did not achieve its performance objectives in fiscal year 2000, shares of previously granted restricted stock, the vesting of which was contingent upon meeting these objectives, were forfeited. The number of shares forfeited by each of the listed officers is as follows: John Kean, Jr. - 4,726; A. Mark Abramovic - 1,520; James R. Van Horn - 924; Robert F. Lurie
            - 812; and Michael J. Behan - 918.

            (3) Represents the employer match under qualified savings plans during fiscal year 2000.


            Set forth below is information on current outstanding restricted stock for the listed officers as of September 29, 2000. Prior to vesting, the recipients receive dividends on these shares and have voting rights with respect to these shares.

                                                                 Vesting Schedule
                                    Shares     Value on   -------------------------------
                         Date of    Remaining  9/29/00       2000       Vesting   Vesting
     Officer             Grant      To Vest    $30.41     Forfeitures   Shares    Date
     John Kean, Jr.      11/15/96    3,750     $112,654      1,013       2,738    11/25/00
                         11/24/97    7,500      225,307      1,013       2,738    11/25/00
                                                                         3,750    11/25/01
                         11/23/98   20,000      600,820      1,350       8,650    11/25/00
                                                                         5,000    11/25/01
                                                                         5,000    11/25/02
                         11/23/99   20,000      600,820      1,350       8,650    11/25/01
                                                                         5,000    11/25/01
                                                                         5,000    11/25/02

     A. Mark Abramovic   11/24/97    2,250     $ 67,592        304         821    11/25/00
                                                                         1,125    11/25/01
                         11/23/98    9,000      270,369        608       3,892    11/25/00
                                                                         2,250    11/25/01
                                                                         2,250    11/25/02
                         11/23/99    9,000      270,369        608       3,892    11/25/01
                                                                         2,250    11/25/02
                                                                         2,250    11/25/03

     James R. Van Horn   11/15/96      800     $ 24,033        216         584    11/25/00
                         11/24/97    1,750       52,572        236         639    11/25/00
                                                                           875    11/25/01
                         11/23/98    3,500      105,143        236       1,514    11/23/00
                                                                           875    11/23/01
                                                                           875    11/23/02
                         11/23/99    3,500      105,143        236       1,514    11/25/01
                                                                           875    11/25/02
                                                                           875    11/25/03

     Robert F. Lurie     11/15/96      750     $ 22,531        203         548    11/25/00
                         11/24/97    1,500       45,062        203         548    11/25/00
                                                                           750    11/25/01
                         11/23/98    3,000       90,123        203       1,297    11/25/00
                                                                           750    11/25/01
                                                                           750    11/25/02
                         11/23/99    3,000       90,123        203       1,297    11/25/01
                                                                           750    11/25/02
                                                                           750    11/25/03

     Michael J. Behan    11/15/96      825     $ 24,784        223         602    11/25/00
                         11/24/97    1,650       49,568        223         602    11/25/00
                                                                           825    11/25/01
                         11/23/98    3,500      105,144        236       1,514    11/25/00
                                                                           875    11/25/01
                                                                           875    11/25/02
                         11/23/99    3,500      105,144        236       1,514    11/23/01
                                                                           875     1/23/02
                                                                           875     1/23/03

Options and Stock Appreciation Rights

        During fiscal year 2000 John Kean, Jr. exercised his option to purchase 5,000 shares at a per share exercise price of $17.625. No Stock Appreciation Rights (SARs) were granted during fiscal year 2000 to any of the officers listed in the Summary Compensation Table and no outstanding options or SARs were repriced in the most recent fiscal year. There are no currently outstanding stock options or SARs.

               Aggregated Option/SAR Exercises in 2000 Fiscal Year
                 Option and SAR Values as of September 30, 2000
                                                                       Value of
                                                                       Unexercised
                     Acquired             Number of Securities         In-the-Money
                     on        Value      Underlying Unexercised       at FY-End
                     Exercise  Realized   Options/SAFs at FY-End (#)   Exercisable (1)
    Name             (#)        ($)       Exercisable/Unexercisable    Unexercisable (1)
    John Kean, Jr.   5,000     $43,125              0/0                       0/0


            Retirement Benefit Plans


            The executive officers of the Company earn retirement benefits that may be payable under three separate plans:
            (1) the Company's Retirement Plan, a funded plan in which more than 70% of the Company's employees are eligible to participate; (2) the ERISA Excess Benefits Plan, an unfunded plan that is designed to provide benefits for those participants in the Retirement Plan for whom benefits are reduced by reason of the limitations imposed under
            Section 415 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"); and (3) the Supplemental Retirement Benefits Plan, an unfunded plan that provides additional benefits to certain key executive employees, including those listed in the Summary Compensation Table. While participants in the Retirement Plan and the ERISA Excess Benefits Plan become vested in their entitlement to benefits under vesting requirements established under the Employee Retirement Income Security Act of 1974, participants in the Supplemental Retirement Benefits Plan are eligible to receive benefits from the plan only if they reach retirement age while working for the Company.

            The Retirement Plan, which is funded entirely by the Company, provides that a participant retiring at or after age 65 (or at or after age 62 with at least 25 years of credited service) will receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 1-1/2% of the participant's final average compensation (the average of the highest sixty consecutive months' base salary) multiplied by the number of years of credited service. Benefits payable to participants in the Retirement Plan may be reduced by reason of the limitations imposed under Section 415 of the Code. The ERISA Excess Benefits Plan will pay the difference between the amount payable to the participant under the Retirement Plan and the amount the participant would have been paid but for the limitations imposed under Section 415 of the Code. Benefits under this plan are subject to the same terms and conditions as the benefits payable to the participant under the Company's Retirement Plan.

            The unfunded Supplemental Retirement Benefits Plan provides that each eligible employee who reaches retirement age while working for the Company may receive an annual retirement benefit equal in amount (when calculated as a life annuity with two years certain) to 2% of the participant's final average total compensation (the average of the highest sixty consecutive months' earnings, including cash bonuses earned) multiplied by the number of years of credited service up to a maximum of 60%. Benefits otherwise payable under the unfunded Supplemental Retirement Benefits Plan are reduced by amounts payable under the Retirement Plan and the ERISA Excess Benefits Plan.

            The following table shows the maximum aggregate annual retirement benefit payable from all three plans at normal retirement age for various levels of final average compensation and years of service, assuming payment of benefits in the form of a life annuity with a two-year certain:

            Remuneration (*)     10 Years   20 Years   30 Years   40 Years

            $100,000             $ 20,000   $ 40,000   $ 60,000   $ 60,000
             150,000               30,000     60,000     90,000     90,000
             200,000               40,000     80,000    120,000    120,000
             250,000               50,000    100,000    150,000    150,000
             300,000               60,000    120,000    180,000    180,000
             350,000               70,000    140,000    210,000    210,000
             400,000               80,000    160,000    240,000    240,000
             450,000               90,000    180,000    270,000    270,000
             500,000              100,000    200,000    300,000    300,000
             550,000              110,000    220,000    330,000    330,000
             600,000              120,000    240,000    360,000    360,000

            ---------------
            * Average annual compensation utilized for formula purposes includes salary and cash bonus as reported on the Summary Compensation Table. The benefit amounts shown in the preceding table are not subject to any deduction for Social Security benefits or other offset amounts. The years of service now credited under the Retirement Plan for the participants listed in the Summary Compensation Table are as follows: John Kean, Jr., 15 years; A. Mark Abramovic, 3 years; James R. Van Horn, 5 years; Robert F. Lurie, 6 years; and Michael J. Behan, 22 years.

            Change in Control Agreements

            The Company is party to Change in Control Agreements with certain officers, including those officers listed in the Summary Compensation Table. The purpose of these Agreements is to provide key management personnel with certain financial protection in the event of a change in control of the Company and the subsequent termination of the officer's employment. By providing this protection, the Company helps to ensure that the efforts of key employees remain focused on the Company's performance and the enhancement of shareholder value during rumored, potential or actual change in control situations.

            A covered officer becomes entitled to the payments and benefits provided for in the Agreement if, within thirty-six months after the change in control,

            1. the Company (or its successor) terminates the employee other than for cause or as a result of the employee's death or disability; or

            2. the employee terminates his or her employment for Good Reason (as defined in the Agreement).

            Under the Agreement, the payments to which a covered officer will be entitled in such a termination event include a payment not to exceed three times the officer's annual base salary plus three times the highest incentive compensation award received by the officer during the preceding thirty-six months.

            Following termination of employment:

            - the officer will continue to participate in all employee benefit plans in which the officer was eligible to participate on the date of termination;

            -    all incentive awards not yet paid will be payable; and

            - the spread between the exercise price and the higher of the highest bid price during the twelve months preceding termination or the highest price per share paid in connection with any change in control will be payable in cash in lieu of stock issuable upon the exercise of stock options.

            Most Change in Control Agreements provide that in the event that any payment or benefit received under the Agreement would be an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended from time to time), then the present value of all payments to be received under the Agreement shall be reduced to an amount which maximizes payments but does not result in the payment of an excess parachute payment.

            The Agreements with John Kean, Jr., A. Mark Abramovic and James R. Van Horn provide that, if any payments are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code as a result of an excess parachute payment, then the Company (or its successor) shall gross-up the payments to be made to them so that the net amount shall be equal to the payments prior to the payment of any excise tax and any income taxes on the gross-up payment.

            Except as set forth above, the Company is not party to any other employment, change in control or termination agreements with executive officers.


            OTHER BUSINESS

            The Board of Directors does not intend to present any other business at the Annual Meeting, and is not aware of any business to be presented by others. However, if other matters are properly presented for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxy.


            ANNUAL REPORT

            The Annual Report of the Company for the fiscal year ended September 30, 2000 has been mailed to shareholders who are referred to such report for financial and other information about the Company. The Company will furnish without charge a copy of its most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission to any beneficial owner of the Company's Common Stock upon receipt of a written request from such person. Please direct all such requests to James R. Van Horn, Chief Administrative Officer, General Counsel and Secretary, 550 Route 202-206, P.O. Box 760, Bedminster, New Jersey 07921-0760.


            SHAREHOLDER PROPOSALS

            Shareholders are entitled to submit proposals for consideration at the Company's 2002 Annual Meeting.
            Shareholders who desire to submit a proposal to be considered for inclusion in the proxy statement relating to that meeting must satisfy certain informational and stock ownership requirements established by the Securities and Exchange Commission and submit such proposal to the Secretary of the Company at 550 Route 202-206, P.O. Box
            760, Bedminster, New Jersey 07921-0760 no later than August 18,
            2001.

            By Order of the Board of Directors

            James R. Van Horn

            Chief Administrative Officer,
            General Counsel and Secretary

            Dated: December 18, 2000
            Bedminster, New Jersey

                                      EXHIBIT A
                                   NUI CORPORATION

                               AUDIT COMMITTEE CHARTER

            Purpose

            The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the financial reports and other financial information provided by the Corporation to the stockholders and others; (ii) the Corporation's system of internal controls; and (iii) the Corporation's audit, accounting, and financial reporting processes generally.

            In carrying out this function, the Audit Committee shall serve as an independent and objective monitor of the performance of the Corporation's financial reporting process and system of internal control; review and appraise the audit efforts of the Corporation's independent accountants and internal auditors; and provide for open, ongoing communication among the independent accountants, financial and senior management, internal auditors, and the Board of Directors concerning the Corporation's financial position and affairs.

            Composition

            The Audit Committee shall be comprised of three or more directors, as determined by the Board of Directors, each of whom shall be an independent director as determined in accordance with the Corporation's By-laws and New York Stock Exchange rules. In accordance with NYSE rules, all members of the Audit Committee shall be "financially literate" (i.e. familiar with basic finance and accounting practices) and at least one member of the Committee shall have accounting or related financial management expertise.

            Meetings

            The Committee shall meet at least three times annually, or more frequently as circumstances dictate. The Committee shall meet at least annually, and more often as warranted, with the head of internal audit and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. The Committee shall maintain a high degree of independence both in establishing its agenda and directly accessing various members of the Corporation's management. The Committee shall meet annually with management regarding the Corporation's system of internal controls, results of audits, and accuracy of financial reporting.

            Responsibilities and Duties

            The Committee's responsibility is oversight, and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements. Additionally, the Committee recognizes that financial management (including the internal audit staff), as well as the independent accountants, have more knowledge and more detailed information about the Corporation than do the members of the Committee; consequently, in carrying out its oversight responsibilities the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the independent accountants' work.

            The following functions shall be the common recurring activities of the Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

            - Review with a representative of financial management and the independent accountants the financial information contained in the Corporation's Quarterly Report on Form 10-Q prior to its filing, and the results of the independent accountants' review of Interim Financial Information pursuant to SAS 71. The Chair may represent the entire
            Audit Committee, either in person or by telephone conference call, for purposes of this review.

            - Review with management and the independent accountants at the completion of the annual audit of the Corporation's consolidated financial statements included in the Annual Report on Form 10-K for the last fiscal year and prior to its filing:

            (1) the Corporation's annual consolidated financial statements and related footnotes;

            (2) independent accountants' audit of the consolidated financial statements and the form of its report;

            (3) any significant changes required in the independent accountants' examination plan;

            (4) any serious difficulties or disputes with management encountered during the course of the audit; and

            (5) other matters related to the conduct of the audit which are to be communicated to the Audit Committee under generally accepted auditing standards including, discussions relating to the independent accountants' judgments about such matters as the quality, not just the acceptability, of the Corporation's accounting practices and other items set forth in SAS 61 (Communication with Audit Committees) or other such auditing standards that may in time modify, supplement or replace SAS 61.

            - On an annual basis, the Audit Committee should ensure receipt of, and review with the independent accountants, a written statement required by Independence Standards Board
            (ISB) Standard No. 1, as may be modified or supplemented, and discuss with the accountants their independence. The Committee will recommend that the Board of Directors take appropriate action on any disclosed relationships that may reasonably be thought to bear on the independence of the accountants and satisfy itself that the Corporation has engaged independent accountants as required by the Securities Acts administered by the Securities and Exchange Commission.

            - The Committee will have prepared and reviewed the Audit Committee Report for inclusion in the annual stockholders' meeting proxy statement. The Audit Committee Report must state whether the Audit Committee:

            (1) has reviewed and discussed the audited consolidated financial statements with management;

            (2) has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified, supplemented or replaced;

            (3) has received the written disclosures from the independent accountants required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the accountants their independence; and

            (4) has recommended to the Board of Directors, based on the review and discussions referred to in above items (1) through (3), that the Corporation's consolidated financial statements be included in the Annual Report on Form 10-K for the last fiscal year for filing with the Commission.

            - The Audit Committee and Board of Directors are responsible for the selection, evaluation and, where appropriate, replacement of the independent accountants. Selection for the ensuing calendar year will be submitted to the stockholders for ratification or rejection at the annual meeting of stockholders. Consistent with these responsibilities, it is recognized that the independent accountants are ultimately accountable to the Board of Directors and Audit Committee.

            -    Review and reassess the adequacy of the Audit
            Committee Charter on an annual basis. The charter will be included as an appendix to the annual stockholders' meeting proxy statement triennially or in the next annual stockholders' meeting proxy statement after any significant amendment to the charter.

            - In consultation with the independent accountants and the internal auditors, regularly review the integrity of the Corporation's financial reporting processes and system of internal controls.

            - Review and concur in the appointment, replacement, reassignment or dismissal of the head of internal audit. Confirm and assure the objectivity of the head of internal audit.

            - Review the performance of the internal audit department, including the objectivity and authority of its reporting obligations, the proposed audit plans for the coming year, and the coordination of such plans with the independent accountants.

            - Ensure the establishment of an internal audit group charter, which shall define its purpose, authority, and responsibilities. Review, as needed, the internal audit group charter.

            _    Review policies and procedures with respect to
            officers' expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of these areas by the internal auditors or the independent accountants.

            - Review legal and regulatory matters that may have a material impact on the Corporation's consolidated financial statements, related compliance policies and programs, and reports received from regulators.

            In addition to the activities described above, the Audit Committee will perform such other functions as necessary or appropriate under law, the Corporation's charter or By-laws, and the resolutions and other directives of the Board of Directors.

            The Audit Committee shall have the power to conduct or authorize investigations into any matters within its scope of responsibilities and shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

            The duties and responsibilities of a member of the Audit Committee are in addition to those duties generally pertaining to a member of the Board of Directors.

            The Audit Committee will report its actions to the Board of Directors with such recommendations as the Audit Committee may deem appropriate.






            Front of Proxy Card

                                   NUI CORPORATION


             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 The undersigned shareholder  hereby appoints John Kean,
            John Kean, Jr., and James R. Van Horn, or any one of them, each with power of substitution, proxies, to vote all shares that the undersigned is entitled to vote at the Annual Meeting of the Shareholders of NUI Corporation to be held on January 23, 2001 at 10:30 AM, at the Somerset Hills Hotel, Warren, New Jersey, and at any adjournments, on the proposals described in the accompanying Proxy Statement as marked on the reverse side, and in their discretion on any other matters that may properly come before the meeting or any adjournment. If this proxy is properly signed, your shares will be voted as you directed by marking the boxes on the reverse side. IF NO DIRECTION IS GIVEN, YOUR SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2 ON THE REVERSE SIDE.




                        CONTINUED AND TO BE SIGNED ON REVERSE SIDE


            Back of Proxy Card

            X        Please mark votes as in this example



                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS
                 1 AND 2.


                 1.   ELECTION OF DIRECTORS


                      Nominees:   John Kean
                                  John Kean, Jr.
                                  Bernard S. Lee

                 ____  FOR                ____ WITHHELD FOR ALL

                 ____ WITHHELD FOR (write that nominee's name in the space provided below)

                      _________________________________________________

                 2.   RATIFICATION OF THE APPOINTMENT OF ARTHUR
                      ANDERSEN LLP, AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS.


                 ____ FOR            ____ AGAINST        ____ ABSTAIN


                 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT
                      THEREOF.



                                MARK HERE                    MARK HERE
                                FOR ADDRESS                  IF YOU PLAN
                                CHANGE AND                   TO ATTEND
                                NOTE AT LEFT _____           THE MEETING ____

                         Please date, sign exactly as name(s) appear at left, and return promptly in enclosed envelope. If signing for a corporation or partnership, sign in that name and indicate your title. If signing as attorney, executor, guardian, trustee or Custodian, please add your title.


                         Signature(s) ________________ Date: ___________
                                      ________________